EXHIBIT 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”), dated as of December 19, 2005, is by and between Bank of Granite (the “Company”), Bank of Granite Corporation, the holder of all outstanding stock of the Company (the “Parent”) and John A. Forlines, Jr. (“Consultant”).
Background Statement
     Consultant has skills, knowledge and expertise in the banking industry that will benefit the Company. The Company desires to engage Consultant to perform certain services, and Consultant agrees to provide such services according to the terms and conditions set forth hereafter.
Statement of Agreement
     Now, therefore, in consideration of the mutual covenants and benefits flowing between the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Retirement. Effective as of January 8, 2006, Consultant will retire as Chairman and as a director of each of the Company and the Parent. As consideration for such retirement and in recognition of Consultant’s prior service to the Company and the Parent, the Company or the Parent will pay Consultant a retirement bonus of $1,200,000.00, which bonus shall be paid in a single payment no later than March 15, 2006.
     2. Term. The Company hereby contracts with Consultant for a term of five (5) years commencing on January 8, 2006, unless terminated sooner pursuant to the provisions of Section 10 hereof.
     3. Responsibilities of Consultant. Consultant shall perform such consulting services as requested from time to time by the Company’s Chief Executive Officer. Although the Company has the right to specify the objectives, general nature and parameters of Consultant’s work, Consultant is, and at all times shall be solely responsible for the control and direction of his services for the Company. Consultant agrees to conduct himself in manner consistent with the best interests of the Company, and to perform his obligations hereunder in a good and workmanlike manner, utilizing his best efforts. Consultant shall also serve as Chairman Emeritus for the Board of Directors of the Company (the “Board”) and the Board of Directors of the Parent; provided that this designation shall not entitle Consultant to any voting rights on matters brought before the Board. Consultant shall have observation rights for meetings of the Board only to the extent provided from time to time by the Board.
     4. Noncompetition.
     (a) In the course of performing services under this Agreement, Consultant will be provided with and have access to trade secrets of the Company, including, without limitation, knowledge and information of customer lists and other confidential information related to the business operations of the Company. Consultant acknowledges that such information is highly confidential. Consultant agrees that he will not use, divulge, publish or otherwise reveal, either directly or indirectly, to any person, firm or organization, during and after the term of this Agreement, any such knowledge or information and shall retain such knowledge and information for the sole benefit of the Company and its affiliates and successors and assigns.
     (b) Based on Consultant’s acknowledgement of the confidential nature and unique value to the Company of the knowledge and information referred to above, and for the valuable consideration provided herein, Consultant agrees that during the term of this Agreement and for a period of two (2) years after any expiration or termination of this Agreement, Consultant will not, without the prior written consent of the Board, (i) directly or indirectly, either as a principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (whether general or limited), director, officer, consultant or in any other capacity participate in any business that competes with the Company or its affiliates (including the Parent and its subsidiaries) within fifty (50) miles of any North Carolina office of the Company or the Parent or its subsidiaries (the “Territory”), such determination of the geographic scope of this covenant to be made as of the date of this Agreement or (ii) solicit business in competition with the Company or the Parent or its subsidiaries, from any customer or potential customer contacted by Consultant during the term of this Agreement. Consultant acknowledges that the restrictive covenants contained in this Section are fair and reasonable.
     5. Compensation. In consideration of the services to be performed by Consultant hereunder, the Company shall pay to Consultant in cash an annual fee, equal to the sum of $100,000.00, which fee shall be payable in arrears in equal monthly installments beginning on January 31, 2006.
     6. Right of First Refusal. Consultant hereby grants to the Parent a right of first refusal to purchase common stock of the Parent owned by Consultant, whether owned on the date hereof or acquired during the term of this Agreement (the “Shares”). If Consultant intends to transfer any or all of the Shares pursuant to a bona fide offer to purchase all or any portion of the Shares, Consultant shall first submit to the Parent an offer to sell such shares to the Parent at the same price per share as offered by the third party. The offer to the Parent shall continue to be a binding offer to sell until expressly accepted or rejected by an authorized officer or director of the Parent or until the expiration of a period of thirty (30) days after the delivery of such offer to the Parent, whichever is earlier. If the Parent is purchasing Shares at an aggregate price in excess of $3,000,000.00 pursuant to this Section, then the Parent shall have the option (but not the obligation) to pay for such Shares in twenty (20) equal quarterly installments, with interest accruing at a rate equal to the 30-day LIBOR plus 115 basis points and paid quarterly in arrears.
     7. Benefits. Consultant shall be entitled, during the term of this Agreement and subject to the Company’s policies, to prompt reimbursement of out-of-pocket expenses of Consultant in connection with his performance of the consulting services described herein. In addition, the Company will, during the term of this Agreement, provide the following benefits to Consultant: (i) on the effective date of this Agreement, a new vehicle selected by the Company, which shall be the property of Consultant; provided that Consultant shall be responsible for all costs and expenses related to the ownership and maintenance of such vehicle (other than reimbursement for business mileage as permitted under this Section); (ii) office space at the Company’s Granite Falls, North Carolina office; (iii) administrative support at the Company’s headquarters; (iv) expenses related to attendance at North Carolina Bankers’ Association meetings, the American Bankers’ Association annual meeting and any other additional banking association meetings requested by the Company’s Chief Executive Officer; and (v) payment of membership fees for Consultant’s membership at Cedar Rock Country Club. Except as specifically provided herein, Consultant shall not be entitled to any fringe benefits from the Company, including, without limitation, profit sharing, life, disability and health insurance, and coverage under workers’ compensation and unemployment compensation laws; provided, however, that this provision shall not affect Consultant’s right to any benefits accrued prior to the effective date of this Agreement.
     8. Compliance with Laws. Consultant acknowledges that the Company will not be withholding any federal, state, local or social security taxes and that Consultant is solely responsible for the payment of all such taxes. Consultant, as an independent contractor of the Company, agrees to abide by, and comply with, all federal, state and local laws insofar as they relate to the filing of all necessary forms and the payments of all amounts relating to any and all withholding amounts and taxes, including but not limited to, income taxes, workers’ compensation, social security taxes, and/or unemployment compensation. If this independent contractor relationship is determined by tax or other legal authorities to constitute an employment relationship, (a) Consultant hereby waives, for the period prior to the date such determination becomes final, any and all claims to coverage under Company pension, profit-sharing, health, dental, welfare, or similar type plans that are generally provided to Company employees, unless otherwise agreed by the Company in writing; and (b) Consultant agrees to indemnify and hold harmless the Company and its affiliates and their respective employees, officers, managers, employees, directors, equity holders and agents from any attorney’s fees, costs, claims, suits, judgments, taxes, assessments, penalties, interest and related liabilities arising therefrom. Consultant agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective employees, officers, managers, directors, shareholders and agents from and against any and all other liabilities, claims, costs, damages, expenses, losses, and attorney’s fees resulting from, or attributable to, any act or omission of Consultant related to the performance of Consultant’s obligations under this Agreement or from any breach of Consultant’s obligations under this Agreement. All indemnification obligations set forth in this Section shall survive any termination of this Agreement.
     9. Independent Contractor Status/Further Assurance. The parties hereto expressly intend that Consultant be an independent contractor of the Company and not an employee, partner, joint venturer, or agent. Consultant shall have no authority in the affairs of the Company, nor any authority to bind the Company to any form of contract or commitment, whether or not in writing. Consultant, upon request of the Company or its legal or tax counsel, agrees to sign all documents, provide any and all assistance and documentation requested (including but not limited to Form 1099, and federal tax returns) that may be of assistance to the Company or said counsel to dispute or explain any finding or inquiry regarding the nature of this independent contractor relationship. Consultant further appoints the Company, or its legal or tax counsel, as its attorney in fact for those purposes, and authorizes the Company or its qualified agent to sign and submit IRS Form 2848 or similar forms for those purposes.
     10. Termination. This Agreement shall terminate: (i) upon the death of Consultant; (ii) upon the Disability (as defined below) of Consultant; or (iii) for cause (as defined below),

immediately upon notice from the Company to Consultant, or at such later time as the notice may specify. For purposes of this Agreement, “Disability” means the inability of Consultant, for physical or mental reasons, to perform Consultant’s duties under this Agreement for 60 consecutive days, or an aggregate of 120 days during any 12-month period, as determined by a medical doctor selected by the Company. For purposes of this Agreement, “Cause” means any of the following as determined in the good faith judgment of the Chief Executive Officer of the Company: (i) the failure of Consultant satisfactorily to perform his duties hereunder, (ii) the commission of a felony or other crime involving dishonesty by Consultant or (iii) any breach by Consultant of any material provision of this Agreement. In the event of a termination of this Agreement, Consultant shall be entitled only to payment for services rendered through the date of termination, and all benefits provided hereunder shall cease as of the date of termination.
     11. Governing Law. This Agreement shall be construed and governed in accordance with the substantive laws of the State of North Carolina without regard to the effect of choice-of-law principles.
     12. Assignment. Consultant may not assign this Agreement, or delegate or transfer any responsibilities hereunder, to another party without the prior written consent of the Company. The Company may assign this Agreement to any of its affiliates or subsidiaries without the prior consent of Consultant.
     13. Notices. All notices hereunder shall be by facsimile and delivery by regular mail or overnight courier, addressed as follows:

To Company:	Bank of Granite
25 Third Street, NW
P.O. Box 578
Hickory, North Carolina 28603
Attn: Chief Executive Officer
Facsimile: (828) 345-6859

To Parent:	Bank of Granite Corporation
25 Third Street, NW
P.O. Box 578
Hickory, North Carolina 28603
Attn: Chief Executive Officer
Facsimile: (828) 345-6859

To Consultant:	John A. Forlines, Jr.
36 Pinewood Road
Granite Falls, North Carolina 28630
Facsimile: ____________________________
Any party may change its address for notice by giving notice thereof to the other party in accordance with this Section.
     14. Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter hereof. No addition, alteration or modification hereto and no waiver of any of the provisions hereof shall be valid unless made in writing and executed by both parties. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	CONSULTANT:

BANK OF GRANITE

By: /s/ Charles M. Snipes	/s/ John A. Forlines, Jr.

Name: Charles M. Snipes	John A. Forlines, Jr.
Title: Chief Executive Officer

PARENT:

BANK OF GRANITE CORPORATION

By: /s/ Charles M. Snipes

Name: Charles M. Snipes
Title: Chief Executive Officer

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